Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report on Form 10-K for the year ended December 31, 2002, of Fidelity D & D Bancorp, Inc. of our report dated January 31, 2003 included in the Registrant's Annual Report to Shareholders.

Parente Randolph,PC
Wilkes-Barre, Pennsylvania
March 28, 2003